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Exhibit 4-QQQ

THE CINCINNATI GAS & ELECTRIC COMPANY

and

THE BANK OF NEW YORK,
                                                     Trustee

Thirty-ninth Supplemental Indenture

Dated as of September 1, 2002

THE CINCINNATI GAS & ELECTRIC COMPANY
Thirty-ninth Supplemental Indenture
Dated as of September 1, 2002

-i-

        THIRTY-NINTH SUPPLEMENTAL INDENTURE, dated as of September 1, 2002, between The Cincinnati Gas & Electric Company, a corporation of the State of Ohio (the "Company"), and The Bank of New York, a New York banking corporation (the "Trustee"), as Trustee (formerly Irving Trust Company).

        WHEREAS, the Company has executed and delivered to the Trustee a certain Indenture, dated as of August 1, 1936 (the "First Mortgage"), to secure the payment of the principal of and interest on an issue of bonds of the Company, unlimited in aggregate principal amount (the Bonds);

        WHEREAS ,Article Two of the First Mortgage provides that the Bonds may be issued in series, and Article Eighteen of the First Mortgage as amended provides that the Company and the Trustee may from time to time enter into one or more indentures supplemental to the First Mortgage for the purpose of establishing the terms and provisions of any series of Bonds other than the initial series;

        WHEREAS, the Company and the Trustee have amended and supplemented the First Mortgage by means of thirty-eight supplemental indentures (the "First Mortgage as amended") under the Thirty- third, Thirty-fourth, Thirty-fifth and Thirty-sixth of which there are Bonds now outstanding;

        WHEREAS, the Company, pursuant to resolutions duly adopted by its Board of Directors at a duly called and held meeting, has approved the form, terms, and provisions of this Thirty-ninth Supplemental Indenture and authorized its execution for the purpose of creating under the First Mortgage as amended and this Thirty-ninth Supplemental Indenture a new series of First Mortgage Bonds of Series Due 2037, which bonds are to be substantially in the following form, with appropriate omissions, insertions, and variations as in the First Mortgage as amended and in this Thirty-ninth Supplemental Indenture provided or permitted:

        [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.]

        [FORM OF BOND OF SERIES DUE 2037]

        THE HOLDER OF THIS BOND BY ACCEPTANCE HEREOF AGREES TO RESTRICTIONS ON TRANSFER, TO WAIVERS OF CERTAIN RIGHTS OF EXCHANGE, AND TO INDEMNIFICATION PROVISIONS AS SET FORTH BELOW. IN ADDITION, THE BOND REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND SUCH BOND MAY NOT BE TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE SECURITIES LAWS.

        THIS BOND IS NOT TRANSFERABLE EXCEPT TO A SUCCESSOR TO AMBAC ASSURANCE CORPORATION UNDER THE INSURANCE AGREEMENT DATED AS OF SEPTEMBER 1, 2002 BETWEEN AMBAC ASSURANCE CORPORATION AND THE CINCINNATI GAS & ELECTYRIC COMPANY.

No.	$

THE CINCINNATI GAS & ELECTRIC COMPANY

FIRST MORTGAGE BOND
SERIES DUE 2037

Due September 1, 2037

        THE CINCINNATI GAS & ELECTRIC COMPANY, a corporation of the State of Ohio (the "Company"), for value received hereby promises to pay to AMBAC ASSURANCE CORPORATION, or registered assigns, on September 1, 2037, at the office or agency of the Company in the Borough of Manhattan, The City of New York, the principal sum of                          Dollars ($ ) in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, and to pay by check to the person in whose name this Bond is registered interest thereon from the interest payment date to which interest has been paid last preceding the date hereof (unless the date hereof is an interest payment date to which interest has been paid, in which case from the date hereof, or unless the date hereof is September 18, 2002, or prior thereto, in which case from the Initial Interest Accrual Date (hereinbelow defined), or unless the date hereof is between a record date and the interest payment date for such record date, in which case from such interest payment date), at the rate from time to time borne by the Ohio Air Quality Development Authority, State of Ohio, Air Quality Development Revenue Refunding Bonds, 2002 Series A (the "OAQDA Bonds") issued by the Ohio Air Quality Development Authority ("OAQDA") under a Trust Indenture, dated as of September 1, 2002, between OAQDA and Fifth Third Bank, as trustee (the "OAQDA Indenture"), in like coin or currency, payable at such office or agency on each Interest Payment Date (hereinbelow defined), until the Company's obligation with respect to the payment of such principal shall have been discharged; provided, however, that in no event shall the rate of interest borne by this Bond exceed the Maximum Interest Rate (hereinbelow defined).

        This Bond is one of an issue of First Mortgage Bonds of the Company issued and to be issued in series under and pursuant to and equally secured by an indenture of mortgage and deed of trust dated as of August 1, 1936, executed by the Company to The Bank of New York, as Trustee, as amended and supplemented as hereinafter stated, and is one of a series of such First Mortgage Bonds, which series is designated as the First Mortgage Bonds, Series Due 2037, of the Company (the "Bonds of Series Due 2037"), the terms and provisions of which have been established by a Thirty-ninth Supplemental Indenture dated as of September 1, 2002, executed by the Company to The Bank of New York, as Trustee. Subsequent to the execution and delivery of the indenture of mortgage and deed of trust there have been executed and delivered thirty-nine indentures supplemental thereto, including the Thirty-

ninth Supplemental Indenture, supplementing and amending as therein set forth certain provisions thereof. The indenture of mortgage and deed of trust and the supplemental indentures collectively are sometimes called the Indenture.

        The "Initial Interest Accrual Date" for the Bonds of Series Due 2037 shall be the date that interest begins to accrue on the OAQDA Bonds. Each Interest Payment Date under the OAQDA Indenture shall be an "Interest Payment Date" for the Bonds of Series 2037. The "Maximum Interest Rate" shall be the lesser of (a) 13% per annum or (b) so long as the Company is subject to regulation by The Public Utilities Commission of Ohio ("PUCO"), 10% per annum or such other higher rate as may then be approved by the PUCO.

        For a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the Bonds and of the Trustee therein and thereto, the duties and immunities of the Trustee, and the terms and conditions upon which the Bonds are issued and secured, reference is hereby made to the Indenture. The rights and obligations of the Company and of the holders and registered owners of the Bonds of this issue may be modified or amended at the request of the Company by an indenture or indentures supplemental to the Indenture, executed pursuant to the consent of the holders or registered owners of at least 66 2/3% in principal amount of the Bonds then outstanding affected by such modification or amendment, all in the manner and subject to the limitations set forth in the Indenture, any consent by the holder or registered owner of any Bond being conclusive and binding upon such holder or registered owner and upon all of its future holders and owners, irrespective of whether or not any notation of such consent is made upon the Bond; provided that no such modification or amendment by such supplemental indenture shall extend the maturity of, or reduce the rate of interest on, or otherwise modify the terms of payment of the principal of, or interest on, this Bond, which obligations are absolute and unconditional, nor permit the creation of any lien ranking prior to or equal with the lien of the Indenture on any of the mortgaged property.

        This Bond is issued to Ambac Assurance Corporation ("Ambac") as security for the payment by the Company of its obligations under that certain Insurance Agreement dated as of September 10, 2002 between the Company and Ambac (the "Insurance Agreement"). The Insurance Agreement was entered into in connection with the delivery by Ambac of its Financial Guaranty Insurance Policy insuring certain payments of principal of, and interest on, the OAQDA Bonds. The proceeds of the OAQDA Bonds have been loaned to the Company pursuant to a Loan Agreement, dated as of September 1, 2002, between OAQDA and the Company.

        Notwithstanding any other provision of this Bond, no principal shall be due and payable on this Bond unless and until an Event of Default shall have occurred under Section 4.01 of the Insurance Agreement by reason of a failure by the Company to pay its obligations under the Insurance Agreement. If such an Event of Default under the Insurance Agreement shall occur, it shall be deemed to be a default, for purposes of the Indenture, in the payment of an amount of principal of this Bond equal to the amount of such unpaid obligations.

        If and when interest is paid on the OAQDA Bonds for any given period of time, then there is deemed to have been paid on the Bonds of Series Due 2037 an amount of interest equal to such interest paid on the OAQDA Bonds. The Company shall promptly notify the Trustee of the amounts and Interest Payment Dates if any interest becomes payable on this Bond.

        The Bonds of Series 2037 shall be deemed to have been paid and no longer outstanding under the Indenture to the extent that the OAQDA Bonds are paid or deemed to have been paid and are no longer outstanding under the OAQDA Indenture and all amounts owed by the Company to Ambac under the Insurance Agreement have been indefeasibly paid in full, and the Trustee has been notified to such effect by the Company.

        Notwithstanding the foregoing, this Bond shall be deemed to have been paid and redeemed at any time if and to the extent that the OAQDA Bonds are redeemed pursuant to the OAQDA Indenture, in whole or in part, in an amount equal to 100% of the principal amount of the OAQDA Bonds redeemed and all amounts owed by the Company to Ambac under the Insurance Agreement have been indefeasibly paid in full. The Bonds of Series 2037 are not otherwise redeemable prior to their maturity.

        In the event of such redemption of the OAQDA Bonds, the Company shall notify Ambac and the Trustee that a like principal amount of this Bond shall be deemed to have been paid and redeemed. Ambac shall surrender this Bond to the Company for cancellation and discharge by the Trustee upon the expiration of the Insurance Agreement or in the event that the Release Test (as defined in the Insurance Agreement) is satisfied.

        The principal hereof may be declared or may become due on the conditions, in the manner and at the time set forth in the Indenture, upon the happening of a completed default as in the Indenture provided.

        This Bond shall be transferable only as required to effect an assignment thereof to a successor-in-interest of Ambac under the Insurance Agreement. Subject to the foregoing, this Bond is transferable as prescribed in the Indenture by the registered owner hereof in person, or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York, upon surrender and cancellation of this Bond; and thereupon a new registered Bond or Bonds of Series Due 2037 for a like principal amount and of authorized denominations will be issued to the transferee in exchange therefor as provided in the Indenture, and upon payment, if the Company shall require it, of the charges therein prescribed. The Company and the Trustee may deem and treat the person in whose name this Bond is registered as the absolute owner hereof for the purpose of receiving payment of or on account of the principal and interest due hereon and for all other purposes.

        Bonds of Series Due 2037 are issuable as registered Bonds in the denominations of $1,000 and integral multiples thereof.

        No recourse shall be had for the payment of the principal of, or interest on, this Bond, or under or upon any obligation, covenant, or agreement contained in the Indenture, against any incorporator or any past, present, or future subscriber to capital stock, shareholder, officer, or director, as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or any predecessor or successor corporation, under any present or future rule of law, statute, or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, shareholders, officers, and directors being released by the registered owner hereof by the acceptance of this Bond and being likewise waived and released by the terms of the Indenture.

        This Bond shall not become valid or obligatory for any purpose until The Bank of New York, the Trustee under the Indenture, or its successor thereunder, shall have signed the form of certificate endorsed hereon.

        IN WITNESS WHEREOF, The Cincinnati Gas & Electric Company has caused this Bond to be signed in its name by its President or a Vice President, manually or in facsimile, and its corporate seal or a facsimile thereof to be affixed hereto or reproduced hereon and attested by its Secretary or an Assistant Secretary, manually or in facsimile.

Dated

THE CINCINNATI GAS & ELECTRIC COMPANY,
By
President
Attest:
Secretary

        [FORM OF TRUSTEE'S CERTIFICATE ON ALL BONDS OF SERIES DUE 2037]

        This Bond is one of the Bonds, of the series designated therein, described in the within-mentioned Indenture.

THE BANK OF NEW YORK, Trustee,

By
Authorized Signatory.

         [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.]

        WHEREAS, all things necessary to make the Bonds of Series Due 2037 herein described, when duly authenticated by the Trustee and issued by the Company, valid, binding, and legal obligations of the Company, and to make this Thirty-ninth Supplemental Indenture a valid and binding agreement supplemental to the First Mortgage, have been done and performed;

THIS THIRTY-NINTH SUPPLEMENTAL INDENTURE WITNESSETH

        In consideration of the premises and of the acceptance and purchase of the Bonds of Series Due 2037, the Company agrees with the Trustee as follows:

ARTICLE ONE
BONDS OF SERIES DUE 2037 AND ISSUE THEREOF

        SECTION 1.    There shall be a series of Bonds designated as set forth in the second paragraph of the form of Bond, each of which shall bear the descriptive title First Mortgage Bond. The aggregate principal amount of the Bonds of Series Due 2037 which may be outstanding under the First Mortgage as amended and this Thirty-ninth Supplemental Indenture shall be limited to $84,000,000, except as provided in Section 9 of Article Two of the First Mortgage as amended.

        The Bonds of Series Due 2037 and the Trustee's certificate to be endorsed on all the Bonds of such series shall respectively be substantially as recited above, with such appropriate omissions, insertions, and variations as in the First Mortgage as amended and in this Thirty-ninth Supplemental Indenture permitted.

        SECTION 2.    Upon the execution and delivery of this Thirty-ninth Supplemental Indenture and upon delivery to the Trustee of $84,000,000 aggregate principal amount of Bonds of Series Due 2037, executed by the Company, and upon compliance by the Company with the provisions of the First Mortgage as amended, the Trustee shall, without awaiting the filing or recording of this Thirty-ninth Supplemental Indenture, authenticate and deliver the Bonds.

        SECTION 3.    Bonds of Series Due 2037 shall be dated the date of their authentication, shall mature on September 1, 2037, shall bear interest at the rate set forth in the first paragraph of the form of Bond until paid or redeemed as hereinafter provided, payable by check on each Interest Payment Date (as defined the form of the Bond), and shall be payable as to both principal and interest in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, at the office or agency of the Company in The City of New York.

        SECTION 4.    The Bonds of Series 2037 shall be issued in the form of a separate, single, authenticated, fully registered bond for each such series which need not be in the form of a lithographed or engraved certificate, but may be typewritten or printed on ordinary paper or such paper as the Trustee may reasonably request and shall be registered in the name of Ambac Assurance Corporation ("Ambac").

        The Bonds of Series 2037 are being issued to Ambac as security for the payment by the Company of its obligations under the Insurance Agreement, dated as of September 1, 2002, between Ambac and the Company (the "Insurance Agreement"), which was entered into in connection with the delivery by Ambac of its Financial Guaranty Insurance Policy insuring certain payments of principal of, and interest on, certain bonds (the "OAQDA Bonds") to be issued under a Trust Indenture, dated as of September 1, 2002, between the Ohio Air Quality Development Authority ("OAQDA") and Fifth Third Bank, as trustee (the "OAQDA Indenture"). The proceeds of the OAQDA Bonds will be loaned to the Company pursuant to a Loan Agreement, dated as of September 1, 2002, between the OAQDA and the Company.

        The Bonds of Series 2037 shall be transferable only as required to effect an assignment thereof to a successor-in-interest of Ambac under the Insurance Agreement.

        Bonds of Series Due 2037 shall be issued in the denominations of $1,000 and authorized multiples thereof.

        SECTION 5.    If and when interest is paid on the OAQDA Bonds for any given period of time, then there is deemed to have been paid on the Bonds of Series 2037 an amount of interest equal to such interest paid on the OAQDA Bonds. The Company shall promptly notify the Trustee of the amounts and Interest Payment Dates if any interest becomes payable on the Bonds of Series 2037.

        For purposes of the calculation required by Section 5 of Article Five of the First Mortgage as amended, annual interest in respect of: the Bonds of Series 2037 shall be equal to the sum of (i) the sum of the amounts determined by multiplying the principal amount of the OAQDA Bonds, if any, outstanding on the date of such calculation which bear a fixed rate of interest by such fixed rate, plus (ii) the amount determined by multiplying the aggregate principal amount of the OAQDA Bonds, if any, outstanding on the date of such calculation which bear interest at rates which may fluctuate or may fluctuate from time to time in accordance with methods specified in such OAQDA Bonds by 13% per annum.

        SECTION 6.    The Bonds of Series 2037 shall be deemed to have been paid and redeemed at any time if and to the extent that the OAQDA Bonds are redeemed pursuant to the OAQDA Indenture relating thereto, in whole or in part, in an amount equal to 100% of the principal amount of the OAQDA Bonds redeemed and all amounts owed by the Company to Ambac under the Insurance Agreement have been indefeasibly paid in full. In the event of such redemption of the OAQDA Bonds, the Company shall notify Ambac and the Trustee that a like principal amount of the Bonds of Series 2037 shall be deemed to have been paid and redeemed. The Bonds of Series 2037 are not otherwise redeemable prior to their maturity.

        SECTION 7.    The covenant to provide a Maintenance and Replacement Fund contained in the provisions of Section 5 of Article Eight of the First Mortgage as amended shall not apply in respect of the Bonds of Series Due 2037.

ARTICLE TWO
COVENANTS OF THE COMPANY

        SECTION 1.    All covenants and agreements by the Company in the First Mortgage as heretofore and hereby amended are hereby confirmed, except the covenant contained in Section 5 of Article Eight.

        SECTION 2.    So long as any Bonds of Series Due 2037 shall be outstanding the Company (a) will not sell or otherwise dispose of any equity securities owned by it of The Union Light, Heat and Power Company, a Kentucky corporation (the "Subsidiary") otherwise than to the Subsidiary or otherwise than as part of a merger or consolidation of the Subsidiary into or with the Company or the liquidation of the Subsidiary, unless all the equity securities owned by the Company of the Subsidiary shall be sold or otherwise disposed of and the proceeds of such sale or other disposition deposited with the Trustee hereunder to be held and disposed of as provided in Section 5 of Article Eleven of the First Mortgage as amended, and (b) will not permit the Subsidiary to sell, otherwise than to the Company, any equity securities issued by the Subsidiary; provided that nothing in this clause (b) shall prevent the Subsidiary, in connection with the sale of equity securities to the Company, from selling equity securities to others than the Company to the extent necessary to satisfy the preemptive rights of minority stockholders under applicable law.

        So long as any Bonds of Series Due 2037 shall be outstanding, the Company (a) will not sell or otherwise dispose of any securities, other than equity securities, owned by it of the Subsidiary otherwise than to the Subsidiary or otherwise than as part of the merger or consolidation of the Subsidiary into or with the Company; or (b) so long as any equity securities of the Subsidiary shall be owned by the

Company, will not permit the Subsidiary to issue or sell, otherwise than to the Company, any securities, other than equity securities, issued by the Subsidiary if, in either case, after giving effect to such sale or other disposition, the outstanding securities, other than equity securities, of the Subsidiary will be in excess of 75% of the plant account of the Subsidiary as shown by its books as of the end of the calendar month next preceding such sale or other disposition after deducting from such plant account the amount of the reserves for depreciation and amortization applicable thereto shown by the books of the Subsidiary and any other reserves shown by its books which are applicable to such plant account or any part thereof.

        The term "equity securities", as used in this Section, shall mean any securities other than bonds, notes, or other evidences of indebtedness bearing interest at a fixed rate and payable on demand or having a fixed maturity date.

ARTICLE THREE
AMENDMENT OF ARTICLE ONE, ARTICLE FIVE, ARTICLE ELEVEN, AND
ARTICLE EIGHTEEN OF THE FIRST MORTGAGE AS AMENDED

        SECTION 1.  The Bonds of Series Due 2037 are hereby excluded from subdivision (7) of Section 5 of Article One of the First Mortgage as heretofore and hereby amended or supplemented.

        SECTION 2.  Article Eleven of the First Mortgage is hereby amended by inserting after the words "or other similar property," in subdivision (1) of Section 2 thereof the following:

        "or any nuclear fuel materials, assemblies or components,"

        SECTION 3.  Article Five of the First Mortgage is hereby amended by substituting for the words "in a principal amount not exceeding sixty per centum (60%) of" in Section 3 thereof the following:

        "in a principal amount not exceeding sixty-six and two-thirds per centum (66 2/3%) of"

        SECTION 4.  Article Eighteen of the First Mortgage is hereby amended by:

            (a)    substituting for the words "with the consent of holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds at the time outstanding;" in Section 2 thereof the following:

        "with the consent of holders of sixty-six and two-thirds per centum (66 2/3%) in aggregate principal amount of the Bonds at the time outstanding;"

            (b)  substituting for the third paragraph of Section 2 thereof the following:

        "Whenever, at any time after the completion of publication of said notice, the Company shall deliver to the Trustee an instrument or instruments executed by holders of at least sixty-six and two-thirds per centum (66 2/3%) in aggregate principal amount of the Bonds affected, outstanding at the time of such delivery, consenting to the substance of the proposed modification or amendment, thereupon the Trustee shall execute such supplemental indenture in substantially the form of the copy thereof on file with the Trustee, and no holder of any Bond shall have any right or interest to object to the execution of said supplemental indenture or to object to any of the terms or provisions therein contained, or the operation thereof, or in any manner to question the propriety of the execution thereof, or to enjoin or restrain the Trustee or the Company from executing the same or from taking any action pursuant to the provisions thereof, provided that, in lieu of an instrument or instruments executed by holders of Bonds, the consent of the holders of any series of Bonds to any such proposed modification or amendment may be set forth in and evidenced by the supplemental indenture establishing the terms and provisions of such series."

ARTICLE FOUR
MISCELLANEOUS

        SECTION 1.  The provisions of this Thirty-ninth Supplemental Indenture shall become effective immediately upon the execution and delivery hereof, except that the provisions hereof modifying and amending the First Mortgage as amended shall become effective simultaneously with and upon the initial issue of Bonds of Series Due 2037. From and after such initial issue of Bonds of Series Due 2037, this Thirty-ninth Supplemental Indenture shall form a part of the First Mortgage and all the terms and conditions hereof shall be deemed to be part of the terms of the First Mortgage, as fully and with the same effect as if they had been set forth in the First Mortgage as originally executed. Except as modified or amended by this Thirty-ninth Supplemental Indenture, the First Mortgage as amended shall remain and continue in full force and effect in accordance with the terms and provisions thereof, and all the covenants, conditions, terms, and provisions of the First Mortgage as amended shall be applicable with respect to the Bonds of Series Due 2037, except in so far as such covenants, conditions, terms, and provisions are limited and applicable only to the Bonds of another or other series, and all the covenants, conditions, terms, and provisions of the First Mortgage as amended with respect to the Trustee shall remain in full force and effect and be applicable to the Trustee under this Thirty-ninth Supplemental Indenture in the same manner as though set out herein at length. All representations and recitals contained in this Thirty-ninth Supplemental Indenture and in the Bonds of Series Due 2037 (save only the Trustee's certificate upon such Bonds) are made by and on behalf of the Company, and the Trustee is in no way responsible therefor or for any statement therein contained or for the validity or sufficiency thereof.

        SECTION 2.  The terms defined in Article One of the First Mortgage as heretofore and hereby amended, when used in this Thirty-ninth Supplemental Indenture shall, respectively, have the meanings set forth in such Article.

        No Bonds of Series Due 2037 shall be deemed to be outstanding within the meaning of the phrase "so long as any of the Bonds of Series Due 2037 shall be outstanding" as used in this Thirty-ninth Supplemental Indenture, if the Company shall have redeemed all the Bonds of Series Due 2037 in accordance with this Thirty-ninth Supplemental Indenture.

        SECTION 3.  This Thirty-ninth Supplemental Indenture may be executed in several counterparts and each counterpart shall be an original instrument.

        IN WITNESS WHEREOF, THE CINCINNATI GAS & ELECTRIC COMPANY has caused this instrument to be signed on its behalf by one of its Vice Presidents and its corporate seal to be hereunto affixed and attested by its Secretary, and The Bank of New York has caused this instrument to be signed on its behalf by a Vice President and its corporate seal to be hereunto affixed and attested by an Assistant Treasurer, as of the day and year first above written.

THE CINCINNATI GAS & ELECTRIC COMPANY,
	By	/s/ RONALD R. REISING Ronald R. Reising, Vice President—Finance
ATTEST:
/s/ JEROME A. VENNEMANN Jerome A. Vennemann, Secretary	(CORPORATE SEAL)
Signed and acknowledged in our presence on behalf of THE CINCINNATI GAS & ELECTRIC COMPANY:
/s/ DEBBY GARRETT Debby Garrett, Witness
/s/ JULIE M. THOMPSON Julie M. Thompson, Witness
THE BANK OF NEW YORK,
	By	/s/ PAUL SCHMALZEL Paul Schmalzel, Vice President
ATTEST:
/s/ JOSEPH LLORET Joseph Lloret, Assistant Treasurer	(CORPORATE SEAL)
Signed and acknowledged in our presence on behalf of THE BANK OF NEW YORK:
/s/ MARY LAGUMINA Mary LaGumina, Witness
/s/ PATRICIA GALLAGHER Patricia Gallagher, Witness

STATE OF OHIO	)
	)	SS:
COUNTY OF HAMILTON	)

        On this 9th day of September 2002, RONALD R. REISING and JEROME A. VENNEMANN, came before me and acknowledged that they signed and sealed this instrument as VICE PRESIDENT—FINANCE and SECRETARY, respectively, of THE CINCINNATI GAS & ELECTRIC COMPANY and that the same were free acts; and such VICE PRESIDENT—FINANCE, being duly sworn, said that he resides in HAMILTON COUNTY, OHIO, that he is a VICE PRESIDENT of the corporation, that the seal affixed hereto is its corporate seal, that it was affixed by order of its Board of Directors, and that he signed his name thereto by like order.

        IN WITNESS WHEREOF I have signed my name and affixed my official seal.

(NOTARIAL SEAL)

/s/ CECILIA A. TEMPLE
Notary Public
My commission expires 09-28-03.
County of residence: Hamilton

STATE OF NEW YORK	)
	)	SS:
COUNTY OF NEW YORK	)

        On this 10th day of September 2002, PAUL SCHMALZEL and JOSEPH LLORET, came before me and acknowledged that they signed and sealed this instrument as VICE PRESIDENT and ASSISTANT TREASURER, respectively, of THE BANK OF NEW YORK, and that the same were free acts; and such VICE PRESIDENT being duly sworn, said that he resides in EATONTOWN, NEW JERSEY, that he is a VICE PRESIDENT of THE BANK OF NEW YORK, that the seal affixed hereto is its corporate seal, that it was affixed by authority of its Board of Directors, and that he signed his name thereto by like authority.

        IN WITNESS WHEREOF I have signed my name and affixed my official seal.

(NOTARIAL SEAL)
/s/ ROBERT HIRSCH
Notary Public
My commission expires 2006.
County of residence: New York

This instrument was prepared by:

Bradley C. Arnett, Esq.
139 East Fourth Street
Cincinnati, Ohio 45202

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  Exhibit 4-QQQ